EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 30, 1998 on the consolidated financial statements and financial statement schedule of Nielsen Media Research, Inc. as of December 31, 1997 and 1996 and for each year in the three year period ended December 31, 1997, which reports are included in the Information Statement dated June 22, 1998 and incorporated by reference in the Current Report on Form 8-K dated June 30, 1998. We also consent to the reference to us under the heading "Experts" in the Registration Statement.


                                                PricewaterhouseCoopers LLP



New York, New York
July 21, 1998